Exhibit 99.1

April 11, 2016

Gaming and Leisure Properties Announces Public Offering of $1,375,000,000 of Senior Notes

WYOMISSING, Pa., April 11, 2016 (GLOBE NEWSWIRE) — Gaming and Leisure Properties, Inc. (the “Company” or “GLPI”) (NASDAQ:GLPI) today announced that its operating partnership, GLP Capital, L.P. (the “Operating Partnership”), and GLP Financing II, Inc., a wholly owned subsidiary of the Operating Partnership (“Capital Corp.” and, together with the Operating Partnership, the “Issuers”), have commenced an offering to sell $1,375,000,000 aggregate principal amount of senior notes (the “Notes”) in a public offering. The Notes will be offered in two tranches, the first of which will be due 2022 and the second of which will be due 2026. The Notes will be senior unsecured obligations of the Issuers, guaranteed by the Company.

The Company intends to use the net proceeds from this offering to partially fund its previously announced acquisition (the “Acquisition”) of substantially all of the real estate assets of Pinnacle Entertainment, Inc. (“Pinnacle”), including for the repayment, redemption and/or discharge of a portion of certain debt of Pinnacle to be assumed by the Company in connection with the Acquisition and the payment of transaction-related fees and expenses.

J.P. Morgan, BofA Merrill Lynch, Wells Fargo Securities, Fifth Third Securities, UBS Investment Bank, Credit Agricole CIB, Nomura, SunTrust Robinson Humphrey, Barclays and Oppenheimer & Co. are serving as joint book-running managers for the offering. The offering will be made under an effective shelf registration statement of the Company, the Operating Partnership and Capital Corp. previously filed with the Securities and Exchange Commission (“SEC”). When available, a copy of the preliminary prospectus supplement, final prospectus supplement and prospectus relating to the offering may be obtained from J.P. Morgan via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by calling 866-803-9204; or from BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attention: Prospectus Department, email: dg.prospectus_requests@baml.com; or by visiting the EDGAR database on the SEC’s web site at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer or sale will be made only by means of the prospectus supplement and prospectus forming part of the effective registration statement relating to these securities.

About Gaming and Leisure Properties

GLPI is primarily engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI elected to be taxed as a real estate investment trust (“REIT”) for United States federal income tax purposes commencing with the 2014 taxable year and is the first publicly traded triple-net lease REIT focused on gaming.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding the proposed public offering. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward-looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing GLPI’s planned acquisitions or projects; the ultimate timing and outcome of the Acquisition, including GLPI’s and Pinnacle’s ability to obtain the financing and third party approvals and consents necessary to complete the Acquisition; the ultimate outcome and results of integrating the assets to be acquired by GLPI in the proposed Acquisition; the effects of a transaction between GLPI and Pinnacle on each party, including the post-transaction impact on GLPI’s financial condition, operating results, strategy and plans; GLPI’s ability to maintain its status as a REIT; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; GLPI’s ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended from time to time in GLPI’s other investor communications. All subsequent written and oral forward looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

Contact

Investor Relations – Gaming and Leisure Properties, Inc.

Kara Smith

T: 646-277-1211

Email: Kara.Smith@icrinc.com

Bill Clifford

T: 610-401-2900

Email: Bclifford@glpropinc.com